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                                                                   EXHIBIT 10.12


                       Amendment to Employment Agreement

This Amendment (the "Amendment") to the Employment Agreement entered into as of December 28, 1995 (the "Agreement") by and between Cypress Bioscience, Inc. ("the Company") and Jay D. Kranzler, M.D., Ph.D. (the "Employee") is entered into as of July 1, 2000 (the "Amendment Date").

                                   Agreement

Now, therefore, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. The Company agrees that, as part of this Amendment and in consideration thereof, Employee shall receive a retention bonus in the amount of Two Hundred Sixty-four Thousand Dollars ($264,000) on August 1, 2000 so long as he remains a full time employee on such payment date, and provided, that payment of such bonus shall be credited against any severance payments due to Employee at any time in the future under the terms of Section 5 of the Agreement.

2. Except as specifically set forth by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

3. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In witness whereof, the parties have executed this Amendment on the day and year first written above.

Cypress Bioscience, Inc.          Employee

By: /s/ R. Michael Gendreau       /s/ Jay D. Kranzler, M.D., Ph.D
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                                  Jay D. Kranzler, M.D., Ph.D.


Its:
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